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                                                                   EXHIBIT 10.15


                    REXNORD CORPORATION EXECUTIVE BONUS PLAN

GENERAL DESCRIPTION

Rexnord Corporation (the "Company") provides an incentive compensation bonus plan for key officers and directors (the "Executive Bonus Plan"). The purpose of the Executive Bonus Plan is to provide a variable component of pay that provides an incentive for the leadership of the company to achieve key business objectives.

Each bonus fiscal year will begin on April 1 and end on March 31. The first bonus fiscal year will begin on April 1, 2003 and end on March 31, 2004.

The form of bonus to be received by participating executives is called the Performance Bonus and is based on (i) the performance of the Company during the bonus fiscal year and (ii) the performance of the executive in meeting individual goals as determined by the Compensation Committee, not to exceed five personal performance goals.

ELIGIBILITY

The [Executive's title] of the Company will participate in the Executive Bonus Plan and be eligible to receive a bonus for each bonus fiscal year in which the Debt Repayment equals or exceeds 90% of the Debt Repayment target as described below in the Section entitled "Achievement Targets". If Debt Repayment is less than 90% of the Debt Repayment Target for a given bonus fiscal year, but EBITDA equals or exceeds 90% of the EBITDA target for such given bonus fiscal year, the Compensation Committee, at its sole discretion, may determine that the [Executive's title] is eligible for a Performance Bonus.

PARTICIPATION LEVEL

   -    ELIGIBLE BONUS AMOUNT

        If the executive is eligible to receive a bonus, then the amount of the bonus (the "Eligible Bonus Amount") that the executive will be eligible to receive will be determined by the level of achievement of the EBITDA Target for a given bonus fiscal year, as set forth in the table below. The Eligible Bonus Amount is based on [percentage of compensation]% of the [Executive's title]'s base pay (the "Base Bonus"). Accordingly, if the Company achieves 100% of the EBITDA Target for a given bonus fiscal year, the [Executive's title]'s Eligible Bonus Amount will be the Base Bonus (E.G., [percentage of compensation]% of the [Executive's title]'s base pay during the bonus fiscal year). If the Company achieves greater or less than 100% of the EBITDA Target, the [Executive's title]'s Eligible Bonus Amount will increase or decrease as a percentage of the Base Bonus as set forth in the table below.

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
PERCENT OF          LESS THAN 90%    90%      95%       100%        105%       110%     115%     120%     125%           130%
EBITDA                  of           of       of         of          of         of       of       of       of     or GREATER THAN of
TARGET ACHIEVEMENT    Target       Target   Target     Target      Target     Target   Target   Target   Target         Target

PERCENT OF BASE
BONUS                   0%           50%      75%       100%        125%       150%     200%     250%     300%           350%
                                                                                                                  and GREATER THAN *

    * For each additional 5% increase in the percent of Bonus Plan achievement target after an achievement of 115%, the executive will receive an increase of 50% of the percentage of the Base Bonus.

   -    CALCULATION OF PERFORMANCE BONUS

        The Performance Bonus to be received by the executive for each fiscal year will be based on the financial performance of the Company and the personal performance of the executive. Once the Eligible Bonus is determined, as described above, the Performance Bonus will be calculated in the following manner: (A) 80% of the Eligible Bonus Amount will be paid to the executive if the Company achieves at least 90% of the EBITDA Target and (B) the Compensation Committee shall target a payment of 20% of the Eligible Bonus Amount payable upon achievement of the executive's personal performance goals, as determined by the Compensation Committee in its sole discretion. Notwithstanding subsection
(B) of the preceding sentence, the Compensation Committee may, at its discretion, award a percentage of the Eligible Bonus Amount pursuant to subsection (B) ranging from 0 to 40%.

   -    ACHIEVEMENT TARGETS

        For the 2004 fiscal year, the EBITDA target shall be $137.6 million and the Debt Repayment Target shall be $38 million. The EBITDA and Debt Repayment Targets for the 2005 through 2008 fiscal years shall be determined in good faith by the Compensation Committee at its sole discretion.

        "EBITDA" for a given bonus fiscal year shall mean consolidated earnings before interest, taxes, depreciation, amortization, and any management fees paid to TC Group, L.L.C. reduced by any bonuses paid with respect to the applicable bonus fiscal year. "Debt Repayment" for a given bonus fiscal year shall mean the positive excess, if any, of (a) the weighted average of the debt outstanding during the 60 calendar days preceding April 30 of the applicable bonus fiscal year, over (b) the weighted average of the debt outstanding during the 60 calendar days preceding April 30 of the bonus fiscal year immediately following the bonus fiscal year referenced in (a).

        The EBITDA and Debt Repayment Targets are based upon certain revenue and expense assumptions about the future business of the Company. Accordingly, in the event that the Compensation Committee determines, in its sole discretion, that an adjustment to target(s) is appropriate in order to maintain eligibility or prevent dilution or enlargement of the Performance Bonus intended to be made available under the Executive Bonus Plan, the Compensation Committee shall adjust the financial targets in good faith and in any manner as it may deem equitable. Notwithstanding the foregoing, if the targets are adjusted to an

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amount greater than the amounts set forth in the table below ("Base Targets"), the [Executive's title] will be deemed to have achieved 100% of the targets if EBITDA or Debt Repayment is an amount between the Base Target and the adjusted target. The adjusted target will be used to calculate the Eligible Bonus Amount for target achievements above 100%.

BASE TARGETS                                      2004         2005         2006         2007         2008
-------------                                    -------      -------      -------      -------      -------
DEBT REPAYMENT TARGET                            $    38      $    48      $    58      $    58      $    65
(IN MILLIONS)

EBITDA TARGET                                    $ 137.6      $ 150.7      $ 171.6      $ 183.6      $ 194.1
(IN MILLIONS)

   -    PAYMENT OF PERFORMANCE BONUS

        The Performance Bonus is calculated once the bonus fiscal year ends, the Company receives its year-end financial audit, and performance reviews are completed. The Compensation Committee shall determine whether the [Executive's title] is eligible to receive a Performance Bonus under the terms of the Executive Bonus Plan and the amount of bonus the Performance Bonus the [Executive's title] shall receive.

        If the [Executive's title] leaves the Company prior to the end of the bonus fiscal year, he is not eligible for a bonus payment. The only exceptions are if the [Executive's title] is terminated because he formally retires under the pension plan (or retires meeting the requirements of that plan), resigns with Good Reason or is terminated for other than Cause (as such terms are defined in the ______ employment agreement). Under these circumstances, a pro-rated bonus will be paid at the time bonuses are paid to other executives.

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